Rouse Properties Reports Fourth Quarter And Full Year 2014 Results
- Full Year Core FFO Per Share Increased by 6.5% to $1.64 -
- Same Property Core NOI Increased 4.6% Compared to Fourth Quarter 2013 -
- Initial Spreads for New and Renewal Leases Increased by 11.7% -
- Signed 530,000 Square Feet of Leases in Fourth Quarter, 2.2 Million Square Feet in 2014 -
- Core EBITDA up 17.3% in 2014 -

New York, NY, March 2, 2015 - Rouse Properties, Inc. (the "Company" or "Rouse") (NYSE: RSE), today announced consolidated results for the three months and twelve months ended December 31, 2014.
"Our strong results continue to highlight the improvement of our portfolio’s metrics, and the compelling opportunity we have at Rouse Properties" stated Andrew Silberfein, President and Chief Executive Officer.  "Our leasing momentum, rising occupancy rates, improved retailer mix and extensive capital investment program are driving significant organic growth in our malls. Additionally, we continue to source acquisitions with attractive valuations and significant growth potential. We are creating substantial value throughout the portfolio, as demonstrated by our recent sale of The Shoppes at Knollwood. This value creation will become increasingly evident as we continue to execute on our business plan.”
Operational and Financial Highlights for Fourth Quarter and Full Year 2014 (1)

•	Total initial rental rates for new and renewal leases on a same suite basis rose 11.7% for the quarter ended December 31, 2014 and 9.8% for the full year.

•	For the Operating Portfolio, tenant sales were $322 per square foot on a trailing twelve month basis. On a comparable basis, trailing twelve month Same Property tenant sales increased 2.5%.

•
For the Operating Portfolio, inline leased percentage was 91.8% (95.1% including anchors) at quarter end, an increase of 20 basis points compared to the same period last year and 50 basis points sequentially.

•	For the Operating Portfolio, inline occupancy was 89.7% at quarter end, an increase of 50 basis points compared to the same period last year, and 160 basis points sequentially.

•	Same Property Core NOI, as adjusted, grew by 4.6% in the fourth quarter compared to the same period in the prior year, and 3.0% for the full year ended December 31, 2014 compared to 2013.

•	Same Property average mall in-place rent for tenants less than 10,000 square feet increased 3.2%, year over year, to $39.33 from $38.12 per square foot.

•	Leased approximately 530,000 square feet in the quarter, the eleventh consecutive quarter with over 525,000 square feet; leased total of 2.2 million square feet in 2014.

•	Quarterly common dividend increased to $0.18 per share, a 5.9% increase, from the prior quarter's dividend.
(1) The Operating Portfolio for 2014 excluded properties undergoing redevelopment with significant disruption (Knollwood Mall and Gateway Mall) and special consideration assets (Steeplegate Mall, Collin Creek Mall and Vista Ridge Mall).

Financial Results for the Three Months Ended December 31, 2014
Core FFO for the three months ended December 31, 2014 was $0.46 per diluted share, as compared to $0.46 per diluted share for the three months ended December 31, 2013. Core FFO grew by 16.9% to $27.0 million from $23.1 million for the three months ended December 31, 2014 compared to December 31, 2013. The growth is due to an increase in Same Property Core NOI, along with the impact of the properties that were acquired in 2013 and 2014, partially offset by additional interest expense from properties acquired and higher general and administrative expense.

Core NOI for the three months ended December 31, 2014 was $53.3 million as compared to $44.6 million for the three months ended December 31, 2013. On a Same Property basis, excluding lease termination income of approximately $0.8 million, Same Property Core NOI, as adjusted, increased by 4.6% to $36.6 million from $35.0 million for the three months ended December 31, 2014 compared to December 31, 2013.

Net loss attributable to Rouse Properties Inc. was $(12.6) million or $(0.22) per basic and diluted share for the three months ended December 31, 2014 compared to a net loss of $(24.7) million, or $(0.50) per basic and diluted share for the three months ended December 31, 2013. Net loss attributable to Rouse Properties Inc. included provision for impairment during the three months ended December 31, 2014 of $5.3 million on Steeplegate Mall and Collin Creek Mall compared to a provision for impairment of $15.2 million for the three months ended December 31, 2013. The change in net loss was primarily due to the reduction in provision for impairment and higher revenue due to acquisitions and portfolio occupancy increases, offset by higher depreciation and amortization expense and interest expense primarily resulting from the acquisitions.
Financial Results for the Twelve Months Ended December 31, 2014
Core FFO for the year ended December 31, 2014 was $94.5 million, or $1.64 per diluted share, compared to $77.5 million, or $1.54 per diluted share for the year ended December 31, 2013. Core FFO per share increased 6.5% resulting from an increase in Same Property Core NOI as well as an increase from the properties that were acquired. This was partially offset by a higher share count resulting from the January 2014 equity issuance, additional interest expense from properties acquired and higher general and administrative expense.
Core NOI was $189.5 million for the year ended December 31, 2014, compared to $161.0 million for the year ended December 31, 2013. On a Same Property basis, excluding lease termination income of approximately $2.2 million, Same Property Core NOI, as adjusted, increased by 3.0% to $131.4 million from $127.6 million for the year ended December 31, 2014 compared to December 31, 2013.
Net loss attributable to Rouse Properties Inc. for the year ended December 31, 2014 was $(51.8) million or $(0.90) per basic and diluted share, compared to a net loss of $(54.7) million, or $(1.11) per basic and diluted share in the prior year period. The change in net loss was primarily due to an increase in income from the Same Property portfolio and acquisitions, offset by higher depreciation and amortization expense, interest expense and general and administrative expense. The year ended December 31, 2013 includes a gain on early extinguishment of debt of $14.0 million on a property disposition.
Financings
During the three months ended December 31, 2014, the Company obtained a $46.5 million first mortgage loan secured by Bayshore Mall in Eureka, California. The loan bears interest at a fixed rate of 3.96%, matures in November 2024, is interest only for the first three years and amortizes on a 30 year schedule thereafter.
During the twelve months ended December 31, 2014, the Company refinanced two properties, with ten year fixed rate loans totaling $116.5 million. The Company paid off two fixed rate loans totaling $82.5 million. Together these transactions generated approximately $34.0 million of net proceeds. The Company also obtained, at share, $146.7 million of fixed rate debt associated with two of our acquisitions.
Acquisitions
During the year ended December 31, 2014, the Company acquired interests in two retail properties totaling 1.7 million square feet with a gross value of $230.8 million. Bel Air Mall was acquired in May 2014 for a total purchase price of $131.9 million; the Company owns a 100% interest. In August 2014, the Company acquired a 51% controlling interest in a joint venture partnership to own and operate The Mall at Barnes Crossing for $50.4 million with the option to purchase the remaining 49% at a later date.
Subsequent Events
In January 2015, the Company sold The Shoppes at Knollwood (formerly Knollwood Mall) in St. Louis Park, MN, for gross proceeds of $106.7 million. The mortgage debt balance of $35.1 million was defeased simultaneously with the sale of the property. Net proceeds of $54.7 million were available for general corporate purposes, including acquisitions and ongoing capital investments within the existing portfolio.

In January 2015, the Company acquired Mt. Shasta Mall located in Redding, CA, for a total purchase price of approximately $49.0 million. The acquisition was funded with proceeds from the sale of The Shoppes at Knollwood and the Company obtained a new $31.9 million non-recourse mortgage loan. The loan bears interest at 4.19%, matures in March 2025, is interest only for the first three years and amortizes on a 30 year schedule thereafter.
In February 2015, the Company paid off the remaining mortgage loan balance of $10.4 million on Washington Park Mall.
Vista Ridge Mall, previously designated as a special consideration asset, was transferred to special servicing in February 2015.

Common Share Dividend
On February 26, 2015, the Company's Board of Directors declared a common stock dividend of $0.18 per share payable on April 30, 2015 to stockholders of record on April 15, 2015, representing a 5.9% increase per share from the prior quarterly dividend. The Company's objective is to continue to grow the dividend over time and the Board will continue to evaluate the dividend policy as the Company's repositioning and acquisition plans continue to take effect.
Annual Meeting

The Company's Annual Stockholders Meeting will take place on May 8, 2015 at 2:00 PM at 787 Third Ave., New York, New York.

2015 Guidance
Based on management's expectation as of the date of this release, the Company is providing initial guidance for 2015 Core FFO in the range of $1.73 to $1.77 per diluted share for the year ending December 31, 2015. Full year guidance assumes the following: Same Property(1) Core NOI growth of 2.5% to 3.75%, general and administrative expense of $25.3 million to $25.8 million, and interest expense of $64.7 million to $65.2 million. The guidance presented does not include the effects of property acquisitions, dispositions, or capital transaction activity completed subsequent to December 31, 2014, except those previously announced and completed, and other mortgage refinancings to be completed in the ordinary course of business.

A reconciliation of the range of estimated diluted net income per share to estimated Core FFO per share for 2015 is as follows:

	For the year ending
	December 31, 2015
	Low	High
GAAP expected net income per share	$0.53	$0.57
Add: Depreciation and amortization	1.48	1.47
Less: Gain on sale of Property	(0.60)	(0.57)
Expected Funds From Operations per share	1.41	1.47
Other Core Funds From Operations adjustments (2)	0.32	0.30
Core Funds From Operations (3)	$1.73	$1.77

(1) The Same Property portfolio for 2015 excludes acquisitions completed after January 1, 2014, properties that were undergoing redevelopment with significant disruption (Knollwood Mall, Gateway Mall, NewPark Mall and Spring Hill Mall) and the properties which have been designated as special consideration assets (Steeplegate Mall, Vista Ridge Mall and Collin Creek Mall). An asset is designated as special consideration when a property has a heightened probability of being conveyed to its lender absent substantive renegotiation.

(2) Refer to the Supplemental Information package for additional details on the nature of the adjustments to reconcile to FFO and Core FFO. 2015 Guidance includes:

	Low	High
Straight-line rent and above / below market lease amortization	$10,000	$9,600
Other expense	4,000	3,525
Amortization and write off of market rate adjustments	700	600
Amortization and write off of deferred financing costs	4,000	3,525
Income taxes	700	600

(3) Assumes 2015 annualized weighted average common shares outstanding - diluted of 58,300,000.
Supplemental Information
The Company released an informational supplemental packet, available at www.rouseproperties.com under the Investors section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 8:30 a.m. Eastern Standard Time on Tuesday, March 3, 2015, to discuss the fourth quarter 2014 results. The number to call is 877-705-6003 (domestic) and 1-201-493-6725 (international). The live webcast will be available at www.rouseproperties.com under the Investors section. A replay of the conference call will be available through March 17, 2015, by dialing 877-870-5176 (domestic) and 1-858-384-5517 (international) and entering the passcode 13601057.
Forward Looking Statements
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include statements related to the Company's ability to outperform the ongoing recovery of the Retail and REIT industry and the markets in which the Company's mall properties are located, the Company's ability to generate internal and external growth, the Company's ability to identify and complete the acquisition of properties in new markets, the Company's ability to complete redevelopment projects and the Company's ability to increase margins, including Net Operating Income. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission.
Non GAAP Financial Measures
The Company makes reference to net operating income (“NOI”) and funds from operations (“FFO”).  NOI is defined as operating revenues (minimum rents, including lease termination fees, tenant recoveries, overage rents, and other income) less property and related expenses (property operating expenses, real estate taxes, repairs and maintenance, marketing, and provision for doubtful accounts). We use FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss) attributable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, and real estate related depreciation and amortization.
In order to present operations in a manner most relevant to its future operations, Core FFO and Core NOI have been presented to exclude certain non-cash and non-recurring revenue and expenses. A reconciliation of NOI to Core NOI and FFO to Core FFO has been included in the "Reconciliation of Core NOI and Core FFO" schedule attached to this release.

NOI, FFO and derivations thereof, are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders.  For reference, as an aid in understanding management's computation of NOI and FFO, a reconciliation of NOI to operating income and FFO to net income (loss) in accordance with GAAP has been included in the "Reconciliation of Non-GAAP to GAAP Financial Measures" schedule attached to this release.
About Rouse
Rouse is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 36 malls in 23 states encompassing over 25.5 million square feet of space. For more information, visit www.rouseproperties.com.

Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended		Years Ended
(In thousands, except per share amounts)	December 31, 2014 (Unaudited)	December 31, 2013 (Unaudited)	December 31, 2014 (Unaudited)	December 31, 2013 (Unaudited)
Revenues:
Minimum rents	$55,747	$45,800	$200,354	$165,097
Tenant recoveries	19,149	15,807	77,580	66,061
Overage rents	3,806	3,463	6,470	5,943
Other	3,013	2,280	7,723	6,441
Total revenues	81,715	67,350	292,127	243,542
Expenses:
Property operating costs	17,734	16,456	70,269	60,288
Real estate taxes	7,018	3,789	26,571	22,089
Property maintenance costs	3,161	3,085	11,331	11,446
Marketing	1,603	1,702	3,257	3,734
Provision for doubtful accounts	569	524	1,228	887
General and administrative	7,716	6,297	26,329	21,971
Provision for impairment	5,300	15,159	15,965	15,159
Depreciation and amortization	28,708	19,079	100,302	66,497
Other	2,805	2,171	5,437	4,223
Total expenses	74,614	68,262	260,689	206,294
Operating income (loss)	7,101	(912)	31,438	37,248

Interest income	12	55	323	548
Interest expense	(19,670)	(23,226)	(82,909)	(82,534)
Loss before income taxes and discontinued operations	(12,557)	(24,083)	(51,148)	(44,738)
Provision for income taxes	(154)	(609)	(537)	(844)
Loss from continuing operations	(12,711)	(24,692)	(51,685)	(45,582)
Discontinued operations:
Loss from discontinued operations	—	—	—	(23,158)
Gain on extinguishment of debt	—	—	—	13,995
Discontinued operations, net	—	—	—	(9,163)
Net loss	$(12,711)	$(24,692)	$(51,685)	$(54,745)
Net income (loss) attributable to non-controlling interest	122	—	(71)	—
Net loss attributable to Rouse Properties Inc.	$(12,589)	$(24,692)	$(51,756)	$(54,745)

Loss from continuing operations per share attributable to Rouse Properties Inc.- Basic and Diluted (1)	$(0.22)	$(0.50)	$(0.90)	$(0.92)

Net loss per share attributable to Rouse Properties Inc. - Basic and Diluted (1)	$(0.22)	$(0.50)	$(0.90)	$(1.11)

Dividends declared per share	$0.17	$0.13	$0.68	$0.52

Comprehensive loss:
Net loss	$(12,711)	$(24,692)	$(51,685)	$(54,745)
Other comprehensive loss:
Unrealized gain (loss) on financial instrument	(252)	—	(482)	—
Comprehensive loss	$(12,963)	$(24,692)	$(52,167)	$(54,745)

(1) Calculated using weighted average number of shares of 57,531,859 and 49,358,281 for the three months ended December 31, 2014 and 2013, respectively and 57,203,196 and 49,344,927 for the years ended December 31, 2014 and 2013, respectively.

Consolidated Balance Sheets

(In thousands)	December 31, 2014 (Unaudited)	December 31, 2013 (Unaudited)

Assets:
Investment in real estate:
Land	$371,363	$353,061
Buildings and equipment	1,820,072	1,595,070
Less accumulated depreciation	(189,838)	(142,432)
Net investment in real estate	2,001,597	1,805,699
Cash and cash equivalents	14,308	14,224
Restricted cash	48,055	46,836
Accounts receivable, net	35,492	30,444
Deferred expenses, net	52,611	46,055
Prepaid expenses and other assets, net	62,690	76,252
Assets of property held for sale	55,647	—
Total assets	$2,270,400	$2,019,510

Liabilities:
Mortgages, notes and loans payable	$1,584,499	$1,454,546
Accounts payable and accrued expenses, net	113,976	109,683
Liabilities of property held for sale	38,590	—
Total liabilities	1,737,065	1,564,229

Commitments and contingencies	—	—

Equity:
Preferred stock (1)	—	—
Common stock (2)	578	497
Class B common stock (3)	—	—
Additional paid-in capital	679,275	565,798
Accumulated deficit	(162,881)	(111,125)
Accumulated other comprehensive loss	(482)	—
Total stockholders' equity	516,490	455,170
Non-controlling interest	16,845	111
Total equity	533,335	455,281
Total liabilities and equity	$2,270,400	$2,019,510

(1) Preferred stock: $0.01 par value; 50,000,000 shares authorized, 0 issued and outstanding at December 31, 2014 and 2013.
(2) Common stock: $0.01 par value; 500,000,000 shares authorized, 57,748,141 issued and 57,743,981 outstanding at December 31, 2014 and 49,652,596 issued and 49,648,436 outstanding at December 31, 2013.
(3) Class B common stock: $0.01 par value; 1,000,000 shares authorized, 0 issued and outstanding at December 31, 2014 and 2013.

Reconciliation of Core NOI and Core FFO - For The Three Month Period Ended

	December 31, 2014						December 31, 2013
(In thousands)	(Unaudited)						(Unaudited)
	Consolidated	Discontinued Operations	Noncontrolling Interest (1)	Rouse Total	Core Adjustments	Core NOI / FFO	Consolidated	Discontinued Operations	Noncontrolling Interest (1)	Rouse Total	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (2)	$55,747	$—	$(1,129)	$54,618	$2,670	$57,288	$45,800	$—	$—	$45,800	$2,787	$48,587
Tenant recoveries	19,149	—	(312)	18,837	—	18,837	15,807	—	—	15,807	—	15,807
Overage rents	3,806	—	(26)	3,780	—	3,780	3,463	—	—	3,463	—	3,463
Other	3,013	—	(33)	2,980	—	2,980	2,280	—	—	2,280	—	2,280
Total revenues	81,715	—	(1,500)	80,215	2,670	82,885	67,350	—	—	67,350	2,787	70,137
Operating Expenses:
Other property operating costs (3)	17,734	—	(214)	17,520	(39)	17,481	16,456	—	—	16,456	(31)	16,425
Real estate taxes	7,018	—	(178)	6,840	—	6,840	3,789	—	—	3,789	—	3,789
Property maintenance costs	3,161	—	(55)	3,106	—	3,106	3,085	—	—	3,085	—	3,085
Marketing	1,603	—	(22)	1,581	—	1,581	1,702	—	—	1,702	—	1,702
Provision for doubtful accounts	569	—	16	585	—	585	524	—	—	524	—	524
Total operating expenses	30,085	—	(453)	29,632	(39)	29,593	25,556	—	—	25,556	(31)	25,525

Net operating income	51,630	—	(1,047)	50,583	2,709	53,292	41,794	—	—	41,794	2,818	44,612

General and administrative (4)(5)	7,716	—	—	7,716	—	7,716	6,297	—	—	6,297	(16)	6,281
Other (6)	2,805	—	—	2,805	(2,805)	—	2,171	—	—	2,171	(2,171)	—
Subtotal	41,109	—	(1,047)	40,062	5,514	45,576	33,326	—	—	33,326	5,005	38,331

Interest income	12	—	—	12	—	12	55	—	—	55	—	55
Interest expense									—
Amortization and write-off of market rate adjustments	138	—	—	138	(138)	—	(1,706)	—	—	(1,706)	1,706	—
Amortization and write-off of deferred financing costs	(789)	—	—	(789)	789	—	(5,834)	—	—	(5,834)	5,834	—
Debt extinguishment costs	—	—	—	—	—	—	(390)	—	—	(390)	390	—
Interest on debt	(19,019)	—	416	(18,603)	—	(18,603)	(15,296)	—	—	(15,296)	—	(15,296)
Provision for income taxes	(154)	—	—	(154)	154	—	(609)	—	—	(609)	609	—
Funds from operations	$21,297	$—	$(631)	$20,666	$6,319	$26,985	$9,546	$—	$—	$9,546	$13,544	$23,090
Funds from operations per share - basic and diluted (7)						$0.47						$0.47
Funds from operations per share - diluted (8)						$0.46						$0.46

(1) Represents our partner's share of operations from consolidated properties.
(2) Core adjustments includes the aggregate amounts for consolidated and discontinued operations for straight-line rent of $(574) and $(981), above / below market lease amortization of $3,237 and $3,518 and tenant inducement amortization of $7 and $250 for the three months ended December 31, 2014 and 2013, respectively.
(3) Core adjustments include above / below market ground lease amortization of $39 and $31 for the three months ended December 31, 2014 and 2013, respectively..
(4) General and administrative costs include $962 and $770 of non-cash stock compensation expense for the three months ended December 31, 2014 and 2013, respectively.
(5) Core adjustments include amounts for the corporate and regional office straight-line rent of $0 and $16 for the three months ended December 31, 2014 and 2013, respectively.
(6) Core adjustments include property acquisition costs and non-recurring costs related to the transition from Brookfield financial service center.
(7) Calculated using weighted average number of shares of 57,531,859 and 49,358,281 for the three months ended December 31, 2014 and 2013, respectively.
(8) Assumes 58,105,232 and 50,390,889 of diluted common shares for the three months ended December 31, 2014 and 2013, respectively.

Reconciliation of Core NOI and Core FFO - For the Year Ended

	December 31, 2014						December 31, 2013
(In thousands)	(Unaudited)						(Unaudited)
	Consolidated	Discontinued Operations	Noncontrolling Interest(1)	Rouse Total	Core Adjustments	Core NOI / FFO	Consolidated	Discontinued Operations	Noncontrolling Interest(1)	Rouse Total	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (2)	$200,354	$—	$(1,498)	$198,856	$11,336	$210,192	$165,097	$3,117	$—	$168,214	$13,331	$181,545
Tenant recoveries	77,580	—	(433)	77,147	—	77,147	66,061	1,475	—	67,536	—	67,536
Overage rents	6,470	—	(28)	6,442	—	6,442	5,943	72	—	6,015	—	6,015
Other	7,723	—	(35)	7,688	—	7,688	6,441	148	—	6,589	—	6,589
Total revenues	292,127	—	(1,994)	290,133	11,336	301,469	243,542	4,812	—	248,354	13,331	261,685
Operating Expenses:
Other property operating costs (3)	70,269	—	(274)	69,995	(145)	69,850	60,288	1,676	—	61,964	(125)	61,839
Real estate taxes	26,571	—	(236)	26,335	—	26,335	22,089	301	—	22,390	—	22,390
Property maintenance costs	11,331	—	(60)	11,271	—	11,271	11,446	292	—	11,738	—	11,738
Marketing	3,257	—	(23)	3,234	—	3,234	3,734	49	—	3,783	—	3,783
Provision for doubtful accounts	1,228	—	16	1,244	—	1,244	887	1	—	888	—	888
Total operating expenses	112,656	—	(577)	112,079	(145)	111,934	98,444	2,319	—	100,763	(125)	100,638

Net operating income	179,471	—	(1,417)	178,054	11,481	189,535	145,098	2,493	—	147,591	13,456	161,047

General and administrative (4)(5)	26,329	—	—	26,329	(56)	26,273	21,971	—	—	21,971	(83)	21,888
Other (6)	5,437	—	—	5,437	(5,437)	—	4,223	—	—	4,223	(4,223)	—
Subtotal	147,705	—	(1,417)	146,288	16,974	163,262	118,904	2,493	—	121,397	17,762	139,159

Interest income	323	—		323	—	323	548	—	—	548	—	548
Interest expense
Amortization and write-off of market rate adjustments	(8,878)	—	—	(8,878)	8,878	—	(7,624)	(1,131)	—	(8,755)	8,755	—
Amortization and write-off of deferred financing costs	(4,209)	—	—	(4,209)	4,209	—	(12,441)	(103)	—	(12,544)	12,544	—
Debt extinguishment costs	(259)	—	—	(259)	259	—	(2,276)	—	—	(2,276)	2,276	—
Interest on debt	(69,563)	—	494	(69,069)	—	(69,069)	(60,193)	(1,993)	—	(62,186)	—	(62,186)
Provision for income taxes	(537)	—	—	(537)	537	—	(844)	—	—	(844)	844	—
Funds from operations	$64,582	$—	$(923)	$63,659	$30,857	$94,516	$36,074	$(734)	$—	$35,340	$42,181	$77,521
Funds from operations per share - basic and diluted (7)						$1.65						$1.57
Funds from operations per share - diluted (8)						$1.64						$1.54

(1) Represents our partner's share of operations from consolidated properties.
(2) Core adjustments includes the aggregate amounts for consolidated and discontinued operations for straight-line rent of $(1,757) and $(3,517), above / below market lease amortization of $13,066 and $15,848 and tenant inducement amortization of $28 and $1,000 for the years ended December 31, 2014 and 2013, respectively.
(3) Core adjustments include above / below market ground lease amortization of $145 and $125 for each of the years ended December 31, 2014 and 2013, respectively.
(4) General and administrative costs include $3,699 and $3,018 of non-cash stock compensation expense for the years ended December 31, 2014 and 2013, respectively.
(5) Core adjustments include amounts for the corporate and regional office straight-line rent of $56 and $83 for the years ended December 31, 2014 and 2013, respectively.
(6) Core adjustments include property acquisition costs and non-recurring costs related to the transition from Brookfield financial service center.
(7) Calculated using weighted average number of shares of 57,203,196 and 49,344,927 for the years ended December 31, 2014 and 2013, respectively.
(8) Assumes 57,742,725 and 50,390,889 of diluted common shares for the years ended December 31, 2014 and 2013, respectively.

Reconciliation of Non-GAAP to GAAP Financial Measures

	Three Months Ended		Years Ended
(In thousands)	December 31, 2014 (Unaudited)	December 31, 2013 (Unaudited)	December 31, 2014 (Unaudited)	December 31, 2013 (Unaudited)

Reconciliation of NOI to GAAP Operating Income (Loss)
Rouse NOI	$50,583	$41,794	$178,054	$147,591
Discontinued operations	—	—	—	(2,493)
Non-controlling interests	1,047	—	1,417	—
General and administrative	(7,716)	(6,297)	(26,329)	(21,971)
Other	(2,805)	(2,171)	(5,437)	(4,223)
Depreciation and amortization	(28,708)	(19,079)	(100,302)	(66,497)
Provision for impairment	(5,300)	(15,159)	(15,965)	(15,159)
Operating income (loss)	$7,101	$(912)	$31,438	$37,248

Reconciliation of FFO to GAAP Net loss attributable to Rouse Properties Inc
FFO	$20,666	$9,546	$63,659	$35,340
Discontinued operations	—	—	—	(22,424)
Non-controlling interests - Depreciation and amortization/Other	753	—	852	—
Depreciation and amortization	(28,708)	(19,079)	(100,302)	(66,497)
Provision for impairment	(5,300)	(15,159)	(15,965)	(15,159)
Gain on extinguishment of debt	—	—	—	13,995
Net loss attributable to Rouse Properties Inc.	$(12,589)	$(24,692)	$(51,756)	$(54,745)

Weighted average number of shares outstanding	57,531,859	49,358,281	57,203,196	49,344,927
Net loss per share attributable to Rouse Properties Inc.	$(0.22)	$(0.50)	$(0.90)	$(1.11)
.

Source: Rouse Properties, Inc.
Rouse Properties, Inc.
Investor Relations, 212-608-5108
IR@rouseproperties.com